EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement 333-143183 and 333-171009 on Form S-8 of our reports dated March 30, 2012, relating to the consolidated financial statements of MFC Industrial Ltd. (formerly Terra Nova Royalty Corporation) and subsidiaries (collectively the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Vancouver, Canada

March 30, 2012